EXHIBIT 99.1

PRESS RELEASE
August 4, 2022
Arrowhead Pharmaceuticals Reports Fiscal 2022 Third Quarter Results
–Conference Call and Webcast Today, August 4, 2022 at 4:30 p.m. ET

PASADENA, Calif., August 4, 2022 — Arrowhead Pharmaceuticals, Inc. (NASDAQ: ARWR) today announced financial results for its fiscal third quarter ended June 30, 2022. The company is hosting a conference call today, August 4, 2022, at 4:30 p.m. ET to discuss the results.
Conference Call and Webcast Details
Investors may access a live audio webcast on the Company's website at http://ir.arrowheadpharma.com/events.cfm. For analysts that wish to participate in the conference call, please dial 888-243-4451 or 412-542-4135 and ask to join the Arrowhead Pharmaceuticals call.

A replay of the webcast will be available on the company’s website approximately two hours after the conclusion of the call and will remain available for 90 days. An audio replay will also be available approximately two hours after the conclusion of the call and will be available for 3 days. To access the audio replay, dial 877-344-7529 or 412-317-0088 and provide Conference ID 8080876.
Selected Recent Events
•Published results from a Phase 2 clinical study of investigational fazirsiran (TAK-999/ARO-AAT) for the treatment of liver disease associated with alpha-1 antitrypsin deficiency in the New England Journal of Medicine (NEJM) and presented in an oral presentation at The International Liver Congress™ 2022 - The Annual Meeting of the European Association for the Study of the Liver (EASL). Key results included the following:
◦Fibrosis regression observed in 58% (7 of 12) of patients receiving 200 mg fazirsiran
◦Median reduction of 83% of Z-AAT accumulation in the liver
◦Reduction of 69% in histologic globule burden
◦Substantial and sustained improvements in clinically relevant biomarkers of liver health
•Hosted a pulmonary research & development (R&D) Day in New York City to discuss the emerging pipeline of pulmonary targeted RNAi therapeutic candidates that leverage the company’s proprietary Targeted RNAi Molecule (TRIMTM) platform
•Initiated Phase 1/2a clinical studies for two new investigational medicines designed to treat various muco-obstructive and inflammatory pulmonary conditions
◦ARO-MUC5AC, an investigational RNAi therapeutic designed to inhibit the production of mucin 5AC (MUC5AC)
◦ARO-RAGE, an investigational RNAi therapeutic designed to inhibit the production of Receptor for Advanced Glycation End products (RAGE)

•Initiated the Phase 2 GATEWAY clinical study of ARO-ANG3, Arrowhead’s investigational medicine designed to silence the hepatic expression of angiopoietin-like protein 3 (ANGPTL3), in patients with homozygous familial hypercholesterolemia (HoFH)
•Strengthened the management team with the hiring of Tracie Oliver as chief commercial officer and promotion of Patrick O’Brien to chief operating officer
•Formed a joint venture, Visirna Therapeutics, with Vivo Capital to expand the reach of innovative medicines in Greater China
Broke ground on construction of a new drug manufacturing facility and announced awards of up to $18.5 million in tax incentives from the city of Verona and the Wisconsin Economic Development Corporation

Selected Fiscal 2022 Third Quarter Financial Results
ARROWHEAD PHARMACEUTICALS, INC.
CONSOLIDATED CONDENSED FINANCIAL INFORMATION (unaudited)
(in thousands, except per share amounts)

	Three months ended June 30,		Nine months ended June 30,
OPERATING SUMMARY	2022	2021	2022	2021
REVENUE	$32,412	$45,891	$211,656	$100,004
OPERATING EXPENSES
Research and development	72,180	59,325	213,930	140,576
General and administrative expenses	33,141	18,434	92,403	43,581
TOTAL OPERATING EXPENSES	105,321	77,759	306,333	184,157
OPERATING INCOME (LOSS)	(72,909)	(31,868)	(94,677)	(84,153)
OTHER INCOME/(EXPENSE)	863	1,944	4,125	6,679
NET INCOME (LOSS)	$(72,046)	$(29,924)	$(90,552)	$(77,474)

NET INCOME (LOSS) PER SHARE (DILUTED)	$(0.68)	$(0.29)	$(0.86)	$(0.75)
WEIGHTED AVERAGE SHARES OUTSTANDING (DILUTED)	105,753	104,099	105,273	103,569

FINANCIAL POSITION SUMMARY	June 30, 2022	September 30, 2021
CASH AND CASH EQUIVALENTS	$139,439	$184,434
SHORT-TERM INVESTMENTS AND MARKETABLE SECURITIES	277,057	183,355
LONG-TERM INVESTMENTS	165,920	245,595
TOTAL CASH RESOURCES (CASH AND INVESTMENTS)	582,416	613,384
OTHER ASSETS	169,366	96,764
TOTAL ASSETS	$751,782	$710,148
TOTAL CURRENT DEFERRED REVENUE	84,288	111,055
TOTAL LONG-TERM DEFERRED REVENUE	71,162	131,495
OTHER LIABILITIES	122,155	58,776
TOTAL LIABILITIES	277,605	301,326
TOTAL STOCKHOLDERS' EQUITY	474,177	408,822
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$751,782	$710,148

SHARES OUTSTANDING	105,795	104,327
About Arrowhead Pharmaceuticals
Arrowhead Pharmaceuticals develops medicines that treat intractable diseases by silencing the genes that cause them. Using a broad portfolio of RNA chemistries and efficient modes of delivery, Arrowhead therapies trigger the RNA interference mechanism to induce rapid, deep, and durable knockdown of target genes. RNA interference, or RNAi, is a mechanism present in living cells that inhibits the expression of a specific gene, thereby affecting the production of a specific protein. Arrowhead’s RNAi-based therapeutics leverage this natural pathway of gene silencing.
For more information, please visit www.arrowheadpharma.com, or follow us on Twitter @ArrowheadPharma. To be added to the Company's email list and receive news directly, please visit http://ir.arrowheadpharma.com/email-alerts.

Safe Harbor Statement under the Private Securities Litigation Reform Act:
This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this release except for historical information may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “hope,” “intend,” “plan,” “project,” “could,” “estimate,” or “continue” are intended to identify such forward-looking statements. In addition, any statements that refer to projections of our future financial performance, trends in our business, expectations for our product pipeline or product candidates, including anticipated regulatory submissions and clinical program results, prospects or benefits of our collaborations with other companies, or other characterizations of future events or circumstances are forward-looking statements. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of numerous factors and uncertainties, including the impact of the ongoing COVID-19 pandemic on our business, the safety and efficacy of our product candidates, decisions of regulatory authorities and the timing thereof, the duration and impact of regulatory delays in our clinical programs, our ability to finance our operations, the likelihood and timing of the receipt of future milestone and licensing fees, the future success of our scientific studies, our ability to successfully develop and commercialize drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, the enforcement of our intellectual property rights, and the other risks and uncertainties described in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and other documents filed with the Securities and Exchange Commission from time to time. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.
Contacts:
Arrowhead Pharmaceuticals, Inc.
Vince Anzalone, CFA
626-304-3400
ir@arrowheadpharma.com
Investors:
LifeSci Advisors, LLC
Brian Ritchie
212-915-2578
britchie@lifesciadvisors.com
www.lifesciadvisors.com
Media:
LifeSci Communications, LLC
Josephine Belluardo, Ph.D.
646-751-4361
jo@lifescicomms.com
www.lifescicommunications.com

Source: Arrowhead Pharmaceuticals, Inc.
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